Exhibit 10.2

CafePress Inc. 1850 Gateway Drive, Ste. 300 San Mateo, CA 94404 Office: (650) 655-3000 Fax: (650) 240-0260

Change in Control Agreement

August 3, 2014

Fred E. Durham III

c/o CafePress Inc.

1850 Gateway Drive, Ste. 300

San Mateo, CA 94404

Dear Fred:

I am pleased to provide you with this letter to confirm a supplemental term of your employment with CafePress Inc., a Delaware corporation (“CafePress” or the “Company”), subject to your timely acceptance of the offer letter dated August 3, 2014 and approval by the Compensation Committee or the Board of Directors, as applicable, the latter of which is expected to occur on or about August 3, 2014.

1. Termination following a Change in Control. In the event you are terminated without Cause or are Constructively Terminated on or following a Change in Control (as such terms are defined below), then:

(a)	you shall receive a lump sum payment equal to twelve (12) months of your then-current base salary within thirty (30) days following your separation from service;

(b)	as to options granted to you under the Company’s 2012 Amended and Restated Stock Incentive Plan and 2004 Stock Incentive Plan (the “Plans”) outstanding prior to August 4, 2014, the vesting of all such options will immediately accelerate on the date of such termination with respect to the greater of (i) the number of shares that would accelerate as provided in your existing option agreement(s) or (ii) 50% of the remaining unvested shares; and

(c)	as to options and restricted stock units granted to you under the Plans on or after August 4, 2014, the vesting of any such awards will immediately accelerate on the date of such termination with respect to 50% of the remaining unvested shares.

Receipt of the above mentioned benefits shall be conditioned upon your execution and non-revocation of a general release in a form reasonably acceptable to the Company.

2. Non Assumption of Outstanding Awards. In the event that your unvested options and/or restricted stock units granted to you by the Company pursuant to the Plans are not assumed or otherwise cashed out by an acquirer in a Change in Control (as such terms are defined below), then:

(a)	the vesting of any options and restricted stock units granted to you under the Plans will accelerate as of immediately prior to the closing of the Change in Control with respect to 50% of the remaining unvested shares; provided, however, that in the event you are eligible both for the acceleration in this Section 2 and the acceleration provided in Section 1, you shall only be eligible for the acceleration terms that provide for a greater number of shares to vest, and in no event shall receive the benefit of both acceleration provisions.

3. Definitions:

“Cause” means (i) conviction of any felony, or any misdemeanor where imprisonment is imposed; (ii) the commission of any act of fraud, embezzlement or dishonesty with respect to the Company; (iii) any unauthorized use or disclosure of confidential information or trade secrets of the Company; (iv) willful misconduct or gross negligence in performance of your duties, including your refusal to comply in any material respect with the legal directives of the Company’s Board of Directors so long as such directives are not inconsistent with your position and duties, and such refusal to comply is not remedied within thirty (30) days after written notice from the Board of Directors, which notice shall state that failure to remedy such conduct may result in termination for Cause; or (v) repeated unexcused absence from the Company.

“Constructively Terminated” means your voluntary resignation within sixty (60) days following (i) a change in your position which materially reduces your duties or level of responsibility, provided that for this purpose your duties and level of responsibility will not be deemed to be materially diminished if following a Change in Control you retain the same duties and level of responsibility with respect to the Company business or the business with which such business is operationally merged or subsumed; (ii) a material reduction in your base salary, other than in connection with a general decrease in compensation affecting officers of the Company or a successor corporation; or (iii) a change in your place of employment which is more than 50 miles from your place of employment, provided that in each case such change or reduction is effected without your written concurrence, and provided further that such change is not remedied within thirty (30) working days after written notice thereof from the you to the Company, which notice shall specifically reference a “Constructive Termination” pursuant to this provision. Notwithstanding the foregoing, you will not be deemed to be Constructively Terminated on account of a change in your title, change in the person or persons to whom you report or the occurrence of a mere Change in Control or other change in corporate status of the Company (such as pursuant to a “going private” transaction) absent additional action on the part of the Company or a successor company that would result in an event described in (i), (ii) or (iii) of the preceding sentence.

“Change in Control” means the occurrence of any of the following events:

(a)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

(b)	The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the shareholders of the Company approve a plan of complete liquidation of the Company; or

(c)	Any “person” (as defined below) who, by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company.

For purposes of clause(c) above, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Base Capital Stock.

CafePress Inc. Change in Control Agreement

Notwithstanding the foregoing, the term “Change in Control” shall not include a transaction the sole purpose of which is (a) to change the state of the Company’s incorporation or (b) to form a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, or (c) to effect an initial or secondary public offering of securities or debt of the Company.

4. Governing Law. This agreement will be governed in accordance with the laws of the State of Kentucky, without reference to principles of conflicts of law.

5. Acceptance. To indicate your acceptance of this agreement, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. To the extent that any agreement between you and the Company currently provides for any severance payment following a Change in Control, the terms of this agreement shall supersede and replace any such prior agreement, whether written or oral, with respect to the payment of severance. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

If you have any questions, please contact me. If you find the terms of this letter acceptable, please sign a copy of this letter agreement and return it to me.

I agree to and accept the terms of this letter,

CafePress Inc.

/s/ Fred E. Durham	/s/ Kirsten Mellor
Fred E. Durham III	By:	Kirsten Mellor
Chief Executive Officer	Its:	General Counsel and Secretary

CafePress Inc. Change in Control Agreement